Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated April 4, 2011, as supplemented by	Registration Statement No. 333-173299
the prospectus supplement dated April 19, 2011)	December 27, 2011

HOME :: AUCTION #4634 AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE OPEN ACCOUNT LOGIN 1.800.524.8875

Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 5 Year Corporates

Non-redeemable prior to November 7, 2012, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Auction Status:	CLOSED
Auction Start:	12/19/2011 5:30 PM EST
Auction End:	12/27/2011 1:30 PM EST
Last Update:	**12/27/2011 5:36:18 PM EST**

Security Type:	**Corporate Bonds**
Issue Type:	Primary
Coupon:	5.250%
Maturity Date:	11/7/2016

BUY TODAY! INFORMATION	
Price:	100.000000
Yield:	5.24%

Offering Documents

Auction Details

Bids

Final Market-Clearing Yield*: 5.433% **Final Market-Clearing Price:** 99.221189

Bidder	Units	Price	Yield	Timestamp	Awarded	Amount Due
Bidder 14836	10	100.199479	5.000%	12/22/2011 1:13:43 PM	10 units	$ 9,922.10
Bidder 15637	2	100.199479	5.000%	12/27/2011 1:24:38 PM	2 units	$ 1,984.42
Bidder 23907	50	100.002021	5.239%	12/22/2011 6:28:50 PM	50 units	$ 49,610.50
Bidder 27555	25	100.000000	5.241%	12/20/2011 12:48:28 PM	25 units	$ 24,805.25
Bidder 11592	40	99.994597	5.248%	12/22/2011 4:24:56 PM	40 units	$ 39,688.40
Bidder 28935	20	99.993000	5.250%	12/27/2011 1:25:16 PM	20 units	$ 19,844.20
Bidder 24582	1	99.992947	5.250%	12/27/2011 12:33:52 PM	1 unit	$ 992.21
Bidder 26627	20	99.570344	5.350%	12/26/2011 1:06:41 PM	20 units	$ 19,844.20
Bidder 29000	3	99.500000	5.367%	12/27/2011 1:12:10 PM	3 units	$ 2,976.63
Bidder 21117	100	99.498712	5.367%	12/27/2011 1:10:24 PM	100 units	$ 99,221.00
Bidder 28825	2	99.498712	5.367%	12/27/2011 1:27:29 PM	2 units	$ 1,984.42
Bidder 21331	10	99.300988	5.414%	12/27/2011 1:19:49 PM	10 units	$ 9,922.10
Bidder 27700	20	99.221189	5.433%	12/27/2011 1:27:18 PM	17 units	$ 16,867.57
Bidder 23449	15	99.149855	5.450%	12/27/2011 12:33:58 PM	Rejected: Price	
Bidder 24406	2	99.012300	5.483%	12/27/2011 12:44:13 PM	Rejected: Price	
Bidder 23744	10	99.003181	5.485%	12/27/2011 1:13:01 PM	Rejected: Price	
Bidder 28214	150	99.000000	5.486%	12/27/2011 12:35:54 PM	Rejected: Price	
Bidder 21117	100	98.998994	5.486%	12/27/2011 11:48:21 AM	Rejected: Price	
Bidder 21331	10	98.998994	5.486%	12/27/2011 1:11:24 PM	Rejected: Price	
Bidder 28968	3	98.940400	5.500%	12/20/2011 6:00:56 PM	Rejected: Price	
Bidder 19484	5	98.940400	5.500%	12/21/2011 10:16:13 PM	Rejected: Price	
Bidder 28921	5	98.940400	5.500%	12/23/2011 5:36:14 PM	Rejected: Price	
Bidder 28935	25	98.940400	5.500%	12/26/2011 9:41:30 PM	Rejected: Price	
Bidder 29000	3	98.750000	5.546%	12/27/2011 12:24:55 PM	Rejected: Price	
Bidder 22964	5	98.523060	5.600%	12/27/2011 12:17:06 PM	Rejected: Price	
Bidder 24773	5	98.315000	5.650%	12/27/2011 1:35:32 AM	Rejected: Price	
Bidder 28990	14	97.900956	5.750%	12/23/2011 2:41:37 PM	Rejected: Price

Bidder 28935	25	97.695000	5.800%	12/26/2011 9:41:30 PM	Rejected: Price
Bidder 19484	5	97.694624	5.800%	12/26/2011 4:26:01 PM	Rejected: Price
Bidder 21331	10	97.361459	5.881%	12/27/2011 9:03:24 AM	Rejected: Price
Bidder 24773	1	97.360001	5.881%	12/27/2011 1:34:13 AM	Rejected: Price
Bidder 23436	200	97.360000	5.881%	12/22/2011 1:29:18 PM	Rejected: Price
Bidder 23436	100	97.350000	5.884%	12/22/2011 1:23:04 PM	Rejected: Price
Bidder 21836	5	97.283505	5.900%	12/24/2011 10:43:16 AM	Rejected: Price
Bidder 23436	100	97.250000	5.908%	12/22/2011 1:23:04 PM	Rejected: Price
Bidder 27208	10	97.000000	5.969%	12/21/2011 3:29:00 PM	Rejected: Price
				Auction Totals: 300 units	$ 297,663.00

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 21127	10	5.24%	12/23/2011 6:48:35 PM	10 units	$ 10,000.00
Bidder 28999	22	5.24%	12/26/2011 5:55:56 PM	22 units	$ 22,000.00
Bidder 23079	2	5.24%	12/26/2011 6:12:43 PM	2 units	$ 2,000.00
			Auction Totals:	34 units	$ 34,000.00

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: AmegyBank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.